EXHIBIT 99.2

Contact Information:
Heather S. Faulkner
Director of Communications
hfaulkner@shopnbc.com
O) 952-943-6736

FOR IMMEDIATE RELEASE

VALUEVISION MEDIA ANNOUNCES PRELIMINARY FINANCIAL
RESULTS FOR FIRST QUARTER 2005

Minneapolis, May 4, 2005 – ValueVision Media (NASDAQ: VVTV) today announced preliminary results for its first quarter ending April 30th, 2005. Based on current estimates, consolidated net sales are expected to be in the range of $155 to $157 million, a decrease of approximately 2% over the prior-year period. Net sales from the core TV and Internet business – at approximately $152 million – were slightly above last year. Net loss is expected to be approximately $10.5 to $11.5 million in the first quarter, compared to $7.9 million last year. EBITDA loss (as defined below) is expected to be in the range of $6 to $7 million, versus a loss of $3.4 million one year ago. The end-of-quarter cash balance remains over $100 million as we offset the first quarter EBITDA loss with aggressive working capital management.

“While the first quarter results were below our expectations, we continue to make steady progress on key initiatives and our long term strategy,” said William Lansing, president and CEO of ValueVision Media. “The softness in our sales and profit is attributable to weakness in selected categories and diminished consumer confidence. We are addressing the category weakness, and expect our sales and profitability to improve even if consumer confidence comes back slowly. Our merchandise diversification efforts and growing customer base will reduce the day-to-day volatility of our results.

“Additionally, we are exiting the FanBuzz business, which did not develop into the complementary e-commerce business that was envisioned at the time of acquisition. The financial results for this quarter will contain less than $1 million in related charges. Exiting this business is the right strategic decision for our company and our shareholders.”

Updated Guidance for Fiscal 2005
In light of lower first quarter sales and EBITDA, we are adjusting our full year guidance for 2005, but continue to expect steady, incremental improvement for the remainder of the year.

•	Net sales are expected to grow at 5% or better for the year, with acceleration in the second half of the year.

•	EBITDA is expected to be positive in the second half of the year, but with our first quarter EBITDA loss it is unlikely that we will achieve our goal of breakeven EBITDA for the year.

The company’s full first quarter results will be released on May 19, 2005.

Conference Call Information

Management has scheduled a conference call at 11:00 a.m. EDT/10:00 a.m. CDT on Thursday, May 5, 2005 to discuss preliminary first quarter results.

To participate in the conference call, please dial 1-888-603-6971 (Pass code: VALUEVISION) five to ten minutes prior to call time. If you are unable to participate live, a replay will be available for 48 hours after the conference call. To access the replay, please dial 1-866-465-2118.

You may also participate via live audio stream by logging on to https://e-meetings.mci.com. To access the audio stream, please use conference number 1739848 with pass code ‘VALUEVISION’. A rebroadcast of the audio stream will be available using the same access information for 30 days after the initial broadcast.

To be placed on the Company’s e-mail notification list for press releases, SEC filings, certain analytical information, and/or upcoming events, please go to www.valuevisionmedia.com and click on “Investor Relations.” Click on “E-mail Alerts” and complete the requested information.

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EBITDA Defined
The Company defines EBITDA as net income (loss) for the respective periods excluding depreciation and amortization expense, interest income (expense), and income taxes. Management views EBITDA as an important alternative operating performance measure because it is commonly used by analysts and institutional investors in analyzing the financial performance of companies in the broadcast and television home shopping sectors. However, EBITDA should not be construed as an alternative to operating income (loss) or to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) and should not be construed as a measure of liquidity. EBITDA, as presented, may not be comparable to similarly entitled measures reported by other companies. Management uses EBITDA to evaluate operating performance and as a measure of performance for incentive compensation purposes.

About ValueVision Media, Inc

Founded in 1990, ValueVision Media is an integrated direct marketing company that sells its products directly to consumers through television, the Internet, and direct mail. For more information, please visit www.valuevisionmedia.com or www.shopnbc.com.

Forward-Looking Information

This release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are accordingly subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained herein due to various important factors, including (but not limited to): consumer spending and debt levels; interest rates; competitive pressures on sales, pricing and gross profit margins; the level of cable distribution for the Company’s programming and the fees associated therewith; the success of the Company’s e-commerce and rebranding initiatives; the performance of its equity investments; the success of its strategic alliances and relationships; the ability of the Company to manage its operating expenses successfully; risks associated with acquisitions; changes in governmental or regulatory requirements; litigation or governmental proceedings affecting the Company’s operations; and the ability of the Company to obtain and retain key executives and employees. More detailed information about those factors is set forth in the Company’s filings with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K. The Company is under no obligation (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

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Reconciliation of EBITDA to net loss:

	First Quarter	First Quarter
	30-Apr-05	30-Apr-04
	(Estimate)
EBITDA (as defined) (000’s) (a)	($6,000) - ($7,000)	$(3,393)

A reconciliation of EBITDA to net loss is as follows:
EBITDA, as presented	($6,000) - ($7,000)	$(3,393)
Adjustments:
Depreciation and amortization	(5,100)	(4,784)
Interest income	600	274
Income taxes	—	—

Net loss	($10,500) - ($11,500)	$(7,903)

(a) EBITDA as defined for this statistical presentation represents net income (loss) for the respective periods excluding depreciation and amortization expense, interest income (expense) and income taxes. Previous to the second quarter of fiscal 2004, management defined EBITDA as operating income (loss) excluding depreciation and amortization expense, other non-operating income (expense) and income taxes. The change was made to conform to the more common definition of EBITDA. Management views EBITDA as an important alternative operating performance measure because it is commonly used by analysts and institutional investors in analyzing the financial performance of companies in the broadcast and television home shopping sectors. However, EBITDA should not be construed as an alternative to operating income or to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) and should not be construed as a measure of liquidity. EBITDA, as presented, may not be comparable to similarly entitled measures reported by other companies. Management uses EBITDA to evaluate operating performance and as a measure of performance for incentive compensation purposes.